Exhibit 3.1

CARROLLTON BANCORP
ARTICLES OF AMENDMENT

Carrollton Bancorp, a Maryland corporation having its principal office at 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST:                    The Articles of Incorporation of the Corporation, as amended and restated, are hereby amended by deleting Article FIRST in its entirety and substituting the following in lieu thereof:

“FIRST:                      The name of the Corporation is:

BAY BANCORP, INC.”

SECOND:               The foregoing amendment and these Articles of Amendment were approved by the Corporation’s Board of Directors by resolutions duly adopted at a meeting thereof in the manner and by the vote required by the Maryland General Corporation Law and the Articles of Incorporation and Bylaws of the Corporation.

THIRD:                   The foregoing amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:               The foregoing amendment shall become effective as of the later of (a) 12:01 a.m., Eastern Standard Time, on November 1, 2013, and (b) the time that SDAT accepts these Articles of Amendment for record.

IN WITNESS WHEREOF, Carrollton Bancorp has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on this 25th day of October, 2013, and they acknowledge the same to be the act of the Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:	CARROLLTON BANCORP

/s/ William Weller	By:	/s/ Kevin B. Cashen	(SEAL)
William Weller		Kevin B. Cashen
Secretary		President and Chief Executive Officer